Exhibit 3

SHARE TRANSFER AND RELEASE

This Share Transfer and Release (this “Share Transfer”), dated as of     , 2024, is made by       (“Recipient”), in favor of Mehana Capital LLC, a Delaware limited liability company (“Mehana”). Mehana and Mehana Equity LLC, their respective officers, managers, and directors, and Dustin Shindo, are referred to herein together as the “Released Parties.”

WHEREAS, Recipient was a member of Mehana Equity LLC, a Delaware limited liability company and sponsor in that certain business combination (the “AERWINS Business Combination”) that was consummated on February 3, 2023 pursuant to that Agreement and Plan of Merger, dated as of September 7, 2022, by and among Pono Capital Corp., Mehana Equity LLC, AERWINS Technologies Inc. and the representatives named therein;

WHEREAS, Mehana was sponsor in that certain other business combination (the “Horizon Business Combination”) that was consummated on January 12, 2024 pursuant to that Business Combination Agreement, dated August 15, 2023, by and among Pono Capital Three, Inc., Robinson Aircraft Ltd. d/b/a Horizon Aircraft and the merger subsidiary entities named therein;

WHEREAS, Mehana wishes to transfer ordinary shares of New Horizon Aircraft Ltd. (Nasdaq: HOVR) as set forth herein (collectively, the “Securities”) received or earned by it in connection with the Horizon Business Combination to Recipient (the “Transfer”); and

WHEREAS, as a condition to and in consideration of the Transfer, Recipient is delivering this Share Transfer to the Released Parties.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Recipient is making this Share Transfer, as follows:

1. Receipt of Transfer and Release.

1.1. Mehana agrees to endeavor to transfer       ordinary shares of New Horizon Aircraft Ltd. (Nasdaq: HOVR) to the Recipient within 60 days of the date hereof. Recipient agrees that it will have no recourse if Mehana shall fail to deliver the Securities in accordance with this Section 1.1.

1.2. Recipient, on behalf of Recipient and other Releasors, hereby irrevocably and unconditionally releases and forever discharges each of the Releasees from and against any and all liability for any and all claims, controversies, covenants, representations, warranties, promises, contracts, agreements, causes of action, disputes, obligations, suits, actions, proceedings or demands of any nature, kind or description whatsoever, whether currently known or unknown, suspected or unsuspected, at law or in equity, founded in contract, tort or any other theory of liability, relating to, arising out of, or in connection with, in each case, (i) the Recipient’s acquisition and ownership of Mehana Equity LLC membership interests, (ii) any Releasee’s status as a manager or officer of Mehana Equity LLC, and (iii) the Securities or the Transfer, that in each such case, Recipient now has, has ever had or may in the future discover it would have had against the respective Released Party if Recipient had known facts not then known to it, including in connection with or related to the negotiation, execution and delivery of this Transfer and the other transactions contemplated by this Share Transfer; provided, however, that nothing contained in this Share Transfer shall (i) be construed as a release or discharge in any respect of any duty or obligation of any Released Party under this Share Transfer or any certificate or other document delivered by or on behalf of Mehana or Mehana Equity LLC pursuant hereto or thereto, (ii) be construed as a waiver of any right Recipient may have under this Share Transfer or any certificate or other document delivered by or on behalf of Mehana or Mehana Equity LLC pursuant hereto or thereto, or (iii) have any effect with respect to fraud.

1.3. Recipient further irrevocably waives any and all rights to any otherwise applicable requirements of law that would limit the release contained in this Share Transfer. Recipient further irrevocably covenants not to, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced or instituted any action, suit or proceeding of any kind, against any Released Party based upon any matter purported to be released by it under this Share Transfer.

1.4. Each Released Party shall be entitled to enforce its rights under this Share Transfer specifically, to recover Losses incurred by any breach of any provision of this Share Transfer and to exercise all other rights existing in its favor. Recipient agrees and acknowledges that money damages would not be an adequate remedy for any breach of this Share Transfer and that any Released Party may in such Released Party’s sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Share Transfer. Each Released Party shall be a third party beneficiary of this Share Transfer for the purposes of enforcing the provisions of this Share Transfer.

2. Recipient Representations.

2.1 Recipient represents and warrants that it has all proper authority to enter into this Share Transfer.

2.2 Recipient represents that it has reviewed publicly available filings for New Horizon Aircraft Ltd. (Nasdaq: HOVR) and that Recipient has the experience, knowledge, and understanding to review and assess those filings.

2.3 Recipient represents and acknowledges that it will be responsible for any Recipient taxes arising from the Transfer.

3. No Assignment of Claims. Recipient represents and warrants to the Released Parties that Recipient has never directly or indirectly assigned, hypothecated, or transferred or purported to assign, hypothecate, or transfer, in whole or in part, to any Person any Claim against the Releasees.

4. Definitions.

4.1. “Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing, or claim of any kind that commences, alleges a basis to commence, or threatens to commence any legal proceeding by or before any governmental authority or Judicial Authority or that asserts, alleges a basis to assert, or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation, or other action or omission that could result in a Liability or Loss.

4.2. “Judicial Authority” means any court, arbitrator, special master, receiver, tribunal, or similar body of any kind (including any governmental authority exercising judicial powers or functions of any kind).

4.3. “Liability” means any liability, debt, duty, claim, assurance, commitment, responsibility, judgment, indebtedness, guarantee, assessment, cost, expense (including costs of investigation and defense and fees and expenses of attorneys, accountants, and other professional advisors), expenditure, charge, fee, penalty, fine, award, settlement, commission, contribution, premium, or obligation of any kind or nature (including liability for any tax), whether direct or indirect, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, fixed, absolute, or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred, asserted, or arising (including whether arising out of any law, legal proceeding, contract, or tort based on negligence or strict liability) or when the relevant events occurred or circumstances existed.

4.4. “Loss” means any Liability, shortage, diminution in value, settlement, deficiency, tax, fine, injury, settlement, fee, damage, claim, deficiency, or loss of any kind.

4.5. “Releasees” means (a) the Released Parties, (b) the Released Parties’ respective affiliates, and (c) its and their respective individual, joint or mutual, past, present, and future directors, officers, employees, stockholders, partners, members, managers, agents, successors, assigns, and representatives.

4.6. “Releasors” means (a) Recipient, (b) Recipient’s Affiliates, (c) the respective individual, joint or mutual, past, present, and future directors, officers, employees, stockholders, partners, members, managers, agents, and representatives of Recipient and Recipient’s affiliates, and (d) the heirs, legal representatives, successors, and assigns of any of the foregoing, as applicable.

5. Miscellaneous.

5.1. Amendments. This Share Transfer shall not be altered, amended, modified, or otherwise changed by any oral communications of any kind or character, or by any written communication, unless signed by duly authorized representatives of Recipient and each of the Released Parties.

5.2. Entire Agreement; Severability.

(a) Recipient hereby represents and warrants to the Released Parties that there are no previous or contemporaneous contracts, representations, warranties, or understandings (whether oral or written) by or between Recipient, on the one hand, and the Released Parties, on the other, with respect to the subject matter hereof.

(b) If any provision of this Share Transfer shall hereafter be held to be invalid, unenforceable, or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the maximum extent necessary to cause such provision to be valid, enforceable, and legal while preserving the intent of the relevant parties hereto as expressed in, and the benefits to such parties provided by, such provision, or (ii) if such provision cannot be so reformed, such provision shall be severed from this Share Transfer and an equitable adjustment shall be made to this Share Transfer (including addition of necessary further provisions to this Share Transfer) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not effect or impair the validity, enforceability, or legality of such provision in any other jurisdiction or under any other circumstances. Such holding, reformation, or severance shall not affect or impair the legality, validity, or enforceability of any other provision hereof.

5.3. Governing Law; Forum. Regardless of any conflict of law or choice of law principles that might otherwise apply, this Share Transfer shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Recipient agrees and acknowledges that the State of Delaware has a reasonable relationship to Recipient, the Released Parties and/or this Share Transfer.

5.4. Remedies. The Released Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctions or other equitable relief, arising out of or relating to a breach or threatened breach of this Share Transfer. Without limiting the preceding sentence, Recipient hereto acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Share Transfer by any of the Releasors and that irreparable harm would result if this Share Transfer were not specifically enforced. Therefore, the rights of the Releasees and obligations of the Releasors under this Share Transfer shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A Releasee’s right to specific performance shall be in addition to all other legal or equitable remedies available to such Releasee.

5.5. Headings. All headings contained in this Share Transfer are for reference only and shall not limit, modify, or affect the meaning or interpretation of this Share Transfer in any manner.

5.6. Interpretation. The language used in this Share Transfer shall be deemed to be the language chosen by Recipient and the Released Parties to express their mutual intent, and no rule of strict construction shall be applied against any of the Releasors or the Releasees.

5.7. Unknown Liabilities and Losses. Recipient hereby acknowledges that Recipient may have sustained Liability and Loss in connection with the subject matter herein, either individually or derivatively, which are presently unknown or not suspected and that such Liability and Loss, if any, may give rise to additional Liability and Loss in the future which are not now anticipated. Recipient hereby acknowledges that this Share Transfer has been negotiated and agreed upon in light of this realization, with a full understanding of its terms and having been fully advised by competent counsel of Recipient’s choice. Recipient expressly waives any and all rights Recipient may have under any statute or common law principle that would limit the effect of this Share Transfer to the Liability, Loss, and Claims actually known or suspected to exist at the time of the signing of this Share Transfer to the fullest extent permitted by law. Recipient further acknowledges that Recipient is entering into this Share Transfer freely, without coercion, has read this Share Transfer in its entirety, has been given an opportunity to consult with, and has been represented by and has consulted with, legal counsel of its own choice in connection with the negotiation, drafting, and execution of this Share Transfer.

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IN WITNESS WHEREOF, the undersigned has executed this Share Transfer as of the date first above written.

Mehana Capital LLC

Dustin Shindo
Manager

RECIPIENT:

Name:
Title:

Information for Transfer:

Shares to be held in the following name:

_________________________________________

Address:
_________________________________________
_________________________________________
_________________________________________

EIN:
_________________________________________

Phone:
_________________________________________

Email:
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